Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement 333-224692

Dated June 4, 2018

BUSINESS FIRST BANK Go get it.

Business First Bancshares, Inc.

Follow-On Offering of Common Stock

900,000 Shares

June 4, 2018

Legal Disclosure

This presentation has been prepared by Business First Bancshares, Inc. (the "Company") solely for information purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of the Company and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of the Company and the data set forth in this presentation and other information provided by or on behalf of the Company.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of the Company by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof. The Company is not making any implied or express representation or warranty as to the accuracy or completeness of the information summarized herein or made available in connection with any further investigation of the Company. The Company expressly disclaims any and all liability that may be based on such information, errors therein or omissions therefrom. Only those representations and warranties contained in an executed agreement containing the terms and conditions of a transaction, if any, shall have any legal effect.

Certain of the information contained herein may be derived from information provided by industry sources. The Company believes that such information is accurate and that the sources from which it has been obtained are reliable. The Company cannot guarantee the accuracy of such information, however, and has not independently verified such information.

Registration Statement

The Company has filed a shelf registration statement (including a prospectus) (File No. 333-224692) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The sale of shares of common stock in the underwritten offering is being made solely pursuant to such prospectus supplement and accompanying base prospectus. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Company's website at www.b1bank.com. Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained by contacting Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attn: Prospectus Department, by emailing prospectus@stephens.com or by phone at (501) 377-2131.

Legal Disclosure (Cont'd)

This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements in some cases through the Company's use of words such as "believes," "anticipates," "expects," "may," "will," "assumes," "should," "predicts," "could," "would," "intends," "targets," "estimates," "projects," "plans," "potential" and other similar words and expressions of the future or otherwise regarding the Company's future business and financial performance and/or the performance of the banking and mortgage industry and economy in general and the Company's proposed acquisition and the timing, anticipated benefits and financial impact thereof.

These forward-looking statements include, without limitation, statements relating to the anticipated benefits, financial impact and closing of the proposed acquisition by the Company of Richland State Bancorp, Inc. and its subsidiary, Richland State Bank, including the anticipated timing of the closing of the proposed acquisition, any expected increase in the Company's earnings per share and any expected earn-back period related to dilution in tangible book value resulting from the proposed acquisition, the projected pro forma information contained herein, the opportunities to enhance market share in certain markets, market acceptance of the Company generally in new markets, and expectations regarding the integration of Richland State Bank's operations.

Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this presentation including, without limitation, the parties' ability to consummate the acquisition or satisfy the conditions to the completion of the acquisition, including the receipt of regulatory approvals required for the acquisition and approval of the acquisition by Richland State Bancorp's shareholders; the parties' ability to meet expectations regarding the timing and completion and accounting and tax treatment of the acquisition; the possibility that any of the anticipated benefits of the proposed acquisition will not be fully realized or will not be realized within the expected time period; the risk that integration of the Richland State Bank's operations with those of the Company will be materially delayed or will be more costly or difficult than expected; the failure of the proposed acquisition to close for any other reason; the effect of the announcement of the proposed acquisition on employee and customer relationships and operating results (including, without limitation, difficulties in maintaining relationships with employees and customers); dilution caused by the Company's issuance of additional shares of its common stock in connection with the proposed offering; the failure to meet the growth projections of the Company's management team; the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; general competitive, economic, political and market conditions and fluctuations; and the other risks and factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 21, 2018, and the prospectus related to this offering, when available, under the captions "Forward Looking Statements" and "Risk Factors." Many of these factors are difficult to foresee and are beyond the Company's ability to control or predict. The Company believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. The Company does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

Legal Disclosure (Cont'd)

This presentation includes certain financial measures that are not measures recognized under U.S. generally accepted accounting principles ("GAAP") and therefore are considered non-GAAP financial measures. The Company's management uses these non-GAAP financial measures in their analysis of the Company's performance, financial condition and the efficiency of its operations. Management believes that these non-GAAP financial measures provide a greater understanding of the ongoing operations and enhance comparability of results with prior periods. The Company's management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company's underlying operating performance and the analysis of ongoing operating trends. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from the reporting measures with similar names as used by other companies. You should understand how such other banking organizations calculate their non-GAAP financial measures with names similar to the non-GAAP financial measures discussed herein when comparing such information.

Offering Overview

BUSINESS FIRST BANK

Offering Summary

Issuer	• Business First Bancshares, Inc.
Offering Type	• Follow-On Offering of Common Stock
Shares Offered	• 900,000 (100% Primary) • 10,305,931 common shares outstanding as of June 1, 2018
Current Market Price(1)	• $23.92
Base Offering Size(1)	• $21.5 million
Overallotment Option	• 15%
Use of Proceeds	• To fund the cash portion of the proposed acquisition of Richland State Bancorp, Inc. ("RSBI")(2) • Strengthen consolidated and bank-level capital ratios • Other general corporate purposes
Sole Bookrunner	• Stephens Inc.
Lead Manager	• Raymond James & Associates, Inc. — **Co-Manager**: • The Hovde Group, LLC
Anticipated Pricing Date	• Week of June 4th

(1) Based on Business First's closing stock price as of June 1, 2018.
(2) The acquisition is subject to applicable regulatory approvals, approval of the RSBI shareholders and other customary closing conditions. The follow-on offering is not conditional on the closing of the acquisition.

Transaction Opportunity: Richland State Bancorp, Inc.

Overview of Richland State Bancorp, Inc.

- **Founded in 1902; headquartered in Rayville, LA**
- **Complementary Balance Sheet *(as of 3/31/18)*:**
  - 25% Noninterest Bearing Deposits
  - $102 million in Cash and Securities
  - 70% Gross Loans / Deposits
  - 55% C&D concentration
  - 136% Total CRE concentration
- **Sound Financial Performance[1]:**
  - Average ROAA[2]: 1.03%
  - Average NIM: 4.24%
  - Avg. NCOs / Loans: 0.16%
  - Avg. NPAs / Assets: 0.34%
- **Transactional Rationale**
  - ✓ Over $2.0 bn in assets at closing
  - ✓ Top 10 deposit market share in LA[3]
  - ✓ #4 deposit market share in Northern LA among LA headquartered banks[3]
  - ✓ Strengthens I-20 corridor strategy
  - ✓ Improves diversification of geographic footprint

Business First Footprint



Durant
Hugo
De Queen
Sherman
Paris
Idabel
Camden
Monticello
Cleveland
Texarkana
Greenville
Plano
Greenville
Mount Pleasant
Magnolia
El Dorado
Garland
Dallas
Bastrop
Yazoo City
Longview
Shreveport
Ruston
Monroe
Tyler
Vicksburg
Jackson
Henderson
Winnsboro
Corsicana
Mansfield
Palestine
Natchitoches
Nacogdoches
Natchez
Brookhaven
Kisatchie National Forest
Crockett
Lufkin
Alexandria
Leesville
LOUISIANA
Tylertown
Marksville
Jasper
De Ridder
Bryan
Huntsville
Opelousas
Baton Rouge
Conroe
Lake Charles
Lafayette
Brenham
Beaumont
Port Arthur
New Iberia
New Orleans
Columbus
Houston
Houma
Galveston
Business First Banking Centers (18)
Richland State Branches (7)

(1) Represents the five year average from FY 2013-2017.
(2) Tax affected at 22% to reflect Subchapter S status.
(3) See page 9.
Data Source: SNL Financial.

BUSINESS FIRST BANK

Top 10 Deposit Market Share in Louisiana; #5 Among Louisiana-Based Banks

Louisiana

2017 Rank	Institution (ST)	2017 Branches	2017 Deposits ($M)	2017 Market Share (%)
1	Capital One Financial Corp. (VA)	123	18,463	17.7
2	JPMorgan Chase & Co. (NY)	141	18,171	17.4
3	Hancock Holding Co. (MS)	111	13,726	13.1
4	IBERIABANK Corp. (LA)	70	8,072	7.7
5	Regions Financial Corp. (AL)	101	7,615	7.3
6	Origin Bancorp Inc. (LA)	22	1,683	1.6
7	Home Bancorp Inc. (LA)	35	1,669	1.6
8	BancorpSouth Bank (MS)	29	1,589	1.5
9	Red River Bancshares Inc. (LA)	23	1,525	1.5
	Pro Forma	**24**	**1,476**	**1.4**
10	Gulf Coast B&TC (LA)	20	1,443	1.4
11	First Guaranty Bancshares Inc. (LA)	22	1,420	1.4
12	MidSouth Bancorp Inc. (LA)	32	1,294	1.2
13	Investar Holding Corp. (LA)	21	1,234	1.2
14	**Bus. First Bancshares Inc. (LA)**	**17**	**1,232**	**1.2**
15	Louisiana Community Bncp Inc. (LA)	24	994	1.0
52	**Richland State Bancorp Inc. (LA)**	**7**	**244**	**0.2**
	Total For Institutions In Market	**1,472**	**104,535**	**100.0**

Northern Louisiana[1]

2017 Rank	Institution (ST)	2017 Branches	2017 Deposits ($M)	2017 Market Share (%)
1	JPMorgan Chase & Co. (NY)	25	1,970	11.8
2	Capital One Financial Corp. (VA)	22	1,893	11.4
3	Origin Bancorp Inc. (LA)	22	1,683	10.1
4	Regions Financial Corp. (AL)	22	1,631	9.8
5	BancorpSouth Bank (MS)	18	1,333	8.0
6	Citizens National Bancshares (LA)	12	768	4.6
7	IBERIABANK Corp. (LA)	7	666	4.0
	Pro Forma	**10**	**594**	**3.6**
8	Progressive Bancorp Inc. (LA)	7	420	2.5
9	Mansfield Bancshares Inc. (LA)	10	414	2.5
10	**Bus. First Bancshares Inc. (LA)**	**3**	**350**	**2.1**
11	Gibsland Bancshares Inc. (LA)	8	336	2.0
12	Caldwell Holding Co. (LA)	11	331	2.0
13	Home Fedl Bncp Inc. LA (LA)	7	330	2.0
14	Red River Bancshares Inc. (LA)	7	312	1.9
15	First Guaranty Bancshares Inc. (LA)	7	267	1.6
17	**Richland State Bancorp Inc. (LA)**	**7**	**244**	**1.5**
	Total For Institutions In Market	**304**	**16,630**	**100.0**

Note: FDIC deposit data as of June 30, 2017; deposit data pro forma for pending or closed acquisitions.
(1) Northern Louisiana defined as the following parishes: Bienville, Bossier, Caddo, Caldwell, Claiborne, East Carroll, De Soto, Franklin, Jackson, Lincoln, Madison, Morehouse, Natchitoches, Ouachita, Red River, Richland, Tensas, Union, Webster, West Carroll, Winn.
Data Source: SNL Financial.

Historical Financial Summary of Richland State Bank

	For the Year Ended December 31,					MRQ
	2013	2014	2015	2016	2017	3/31/2018
Balance Sheet						
Total Assets	$273,989	$289,216	$290,426	$282,890	$304,177	$304,994
Gross Loans (Excl. HFS)	127,770	143,016	179,597	189,967	190,776	188,592
Deposits	245,669	257,562	252,666	242,656	267,510	269,894
Total Equity	26,017	29,123	30,984	31,898	33,689	32,545
Gross Loans (Excl. HFS) / Deposits	52.0 %	55.5 %	71.1 %	78.3 %	71.3 %	69.9 %
Net Loans (Excl. HFS) / Assets	46.0	48.9	61.3	66.6	62.2	61.2
Capital						
Tier 1 Leverage Ratio	9.6 %	9.8 %	10.1 %	11.0 %	11.2 %	11.1 %
Tier 1 Capital Ratio	16.9	16.9	15.0	14.9	15.4	15.0
Total Capital Ratio	17.9	17.8	15.8	15.6	16.1	15.8
Asset Quality						
NPLs / Loans	0.71 %	0.42 %	0.16 %	0.24 %	0.19 %	0.29 %
NPAs / Assets	0.45	0.41	0.25	0.32	0.27	0.38
Reserves / NPLs	180.0	263.4	581.0	322.6	456.1	324.1
Reserves / Loans (Excl. HFS)	1.28	1.10	0.92	0.77	0.88	0.96
NCOs / Average Loans	0.04	0.04	0.01	0.62	0.07	(0.06)
Profitability Ratios						
Reported Net Income	$3,466	$3,828	$4,094	$3,591	$3,919	$788
ROAA[1]	1.05 %	1.05 %	1.07 %	0.95 %	1.05 %	0.81 %
ROAE[1]	10.51	10.97	10.81	8.95	9.41	7.43
Net Interest Margin	4.20	4.09	4.13	4.33	4.44	4.44
Efficiency Ratio	68.9	68.3	67.9	67.2	69.4	75.1
Non-Interest Income / Avg. Assets	0.88	0.82	0.70	0.93	0.89	0.70
Non-Interest Expense / Avg. Assets	3.36	3.24	3.20	3.43	3.56	3.66

Note: Represents bank-level data. Dollars in thousands.
(1) Profitability metrics based on an effective tax rate of 22%.
Data Source: SNL Financial.

Pro Forma Loan Composition

Business First Bancshares, Inc.



6.6%
16.0%
22.8%
14.3%
4.1%
2.2%
1.2%
15.3%
17.6%

Loans		
Construction & Land	$191,220	16.0%
1-4 Family	169,935	14.3%
Home Equity Loans	48,835	4.1%
Multi-Family	25,884	2.2%
Farmland	14,498	1.2%
CRE - Owner-Occupied	209,669	17.6%
CRE - Income Producing	181,750	15.3%
Commercial	271,505	22.8%
Consumer & Other	78,154	6.6%
Total	$1,191,450	100.0%

MRQ Yield on Total Loans:	5.32%
Total Commercial[2]:	40.4%
Total Energy:	11.2%
C&D / Risk Based Capital[3]:	124.8%
CRE / Risk Based Capital[3]:	264.5%

Richland State Bank



12.6%
10.3%
20.4%
19.3%
1.3%
2.7%
7.4%
8.7%
17.4%

Loans		
Construction & Land	$19,388	10.3%
1-4 Family	38,453	20.4%
Home Equity Loans	2,430	1.3%
Multi-Family	5,027	2.7%
Farmland	16,403	8.7%
CRE - Owner-Occupied	32,794	17.4%
CRE - Income Producing	13,996	7.4%
Commercial	36,402	19.3%
Consumer & Other	23,762	12.6%
Total	$188,655	100.0%

MRQ Yield on Total Loans:	6.15%
Total Commercial[2]:	36.7%
Total Energy:	0.0%
C&D / Risk Based Capital[3]:	55.2%
CRE / Risk Based Capital[3]:	135.6%

Pro Forma[1]



7.4%
15.3%
22.3%
15.1%
3.7%
2.2%
2.2%
14.2%
17.6%

Loans		
Construction & Land	$210,608	15.3%
1-4 Family	208,388	15.1%
Home Equity Loans	51,265	3.7%
Multi-Family	30,911	2.2%
Farmland	30,901	2.2%
CRE - Owner-Occupied	242,463	17.6%
CRE - Income Producing	195,746	14.2%
Commercial	307,907	22.3%
Consumer & Other	101,916	7.4%
Total	$1,380,105	100.0%

Total Commercial[2]:	39.9%
Total Energy:	9.7%

Note: Data as of March 31, 2018. Dollars in thousands.
(1) Excludes any purchase accounting adjustments.
(2) Defined as C&I plus Owner Occupied CRE.
(3) Real estate concentration levels calculated at the bank level based on FDIC Call Report data.
Data Source: SNL Financial, Company Filings.

Pro Forma Deposit Mix

Business First Bancshares, Inc.



6.4%
22.7%
28.3%
16.7%
25.9%

Deposits		
Non-Interest Bearing	$296,615	22.7%
NOW & Other	218,344	16.7%
MMDA & Savings	338,354	25.9%
Time Deposits	370,470	28.3%
Brokered Deposits	83,956	6.4%
Total Deposits	$1,307,739	100.0%

MRQ Cost of Total Deposits:	0.69%
Gross Loans / Deposits:	91.1%

Richland State Bank



26.3%
25.0%
21.1%
27.6%

Deposits		
Non-Interest Bearing	$67,440	25.0%
NOW & Other	74,466	27.6%
MMDA & Savings	57,064	21.1%
Time Deposits	70,924	26.3%
Brokered Deposits	-	0.0%
Total Deposits	$269,894	100.0%

MRQ Cost of Total Deposits:	0.42%
Gross Loans / Deposits:	69.9%

Pro Forma[(1)]



5.3%
23.1%
28.0%
18.6%
25.1%

Deposits		
Non-Interest Bearing	$364,055	23.1%
NOW & Other	292,810	18.6%
MMDA & Savings	395,418	25.1%
Time Deposits	441,394	28.0%
Brokered Deposits	83,956	5.3%
Total Deposits	$1,577,633	100.0%

MRQ Cost of Total Deposits:	0.64%
Gross Loans / Deposits:	87.5%

Note: Data as of March 31, 2018. Dollars in thousands.
(1) Excludes any purchase accounting adjustments.
Data Source: SNL Financial, Company Filings.

Transaction Terms

Acquiror	• Business First Bancshares, Inc.
Target	• Richland State Bancorp Inc. ("RSBI"), bank holding company of Richland State Bank
Consideration Mix(1)	• Approximately 80% Stock / 20% Cash • 1,679,608 BFST shares; ~$9.9 million in cash
Options Treatment	• Cashed-out (~$0.7 million)
Transaction Value(2)	• $50.8 million
Valuation Multiples(2)	• 153% of March 31, 2018 TBV • 16.6x LTM Earnings(3) • 8.0x LTM Earnings + Estimated Cost Saves(3)
Board Seat	• RSBI CEO Jerome Vascocu has been invited to join Business First's Board. Mr. Vascocu has entered into a 2-year employment agreement serving as Chairman of Northeast Louisiana
Retention Agreements	• Business First has entered into retention agreements with selected key Richland State employees
Required Approvals	• Customary regulatory approvals and RBSI shareholder approval
Expected Closing	• Targeted closing in Q4'18

(1) Subject to potential adjustments provided for in the merger agreement.
(2) Assumes BFST's closing stock price of $23.92 as of June 1, 2018.
(3) Based on LTM pre-tax income tax-effected at 22% to reflect Subchapter S status.

BUSINESS FIRST BANK

Key Transaction Assumptions

Transaction Structure	• Approximately 80% Stock / 20% Cash
Estimated Cost Savings	• Approximately $4.2 million of annual pre-tax cost saves *(~40% of Richland State Bank's NIE)* • 75% expected to be realized in FY 2019 with 100% thereafter
Loan Mark	• 1.5%, or $3.09 million • Richland State Bank's ALLL as of March 31, 2018 totaled $1.8 million <u>Credit Review</u> • Credit review conducted by internal team of experienced underwriters • Reviewed 65% of loan portfolio • 100% review of: – 20 Largest Relationships – Loan Participations – Subdivision Development Loans – 1-4 Family Residential Construction Loans – Watch List Loans – Past Due Loans
CDI	• Equal to 2.00% of Richland State Bank's non-time deposits
Fixed Asset Mark	• $1.0 million write-up to fixed assets
Transaction Expenses	• $5.8 million after-tax (11.6% of transaction value)
Taxes	• All transaction adjustments tax-effected at 22%

Pro Forma Results

Projected Closing Balance Sheet[1]
(as of December 31, 2018)

- **Total Assets:~$2.1 billion**
- **Gross Loans:~$1.5 billion**
- **Total Deposits:~$1.7 billion**
- **Total Equity:~$225 million[2]**

Lending Concentrations[3]

	As of March 31, 2018	Pro Forma March 31, 2018[4]
C&D / Total RBC	125%	~114%
CRE / Total RBC	264%	~245%
Energy Loans / Loans	11.2%	~10%
Energy Loans / Total RBC	87.1%	~72%

(1) Based on management projections, including key transaction assumptions described on page 14.
(2) Excludes proceeds from the offering.
(3) Lending concentration ratios calculated at the bank level based on FDIC Call Report data.
(4) Assumes that no proceeds from the offering are downstreamed to the bank.

BUSINESS FIRST BANK

Preliminary Pro Forma Results

	M&A	M&A + Capital[1]
Estimated Financial Impact[2]		
EPS Impact (fully phased-in cost saves)	High Single-Digit / Low Double-Digit %	Mid Single-Digit %
TBVPS Impact	~4% dilution	Neutral
TBV Earnback Period	Earnback period: < 2.5 years	NM
IRR	30%+	
Estimated Consolidated Capital Ratios – Projected Closing (December 31, 2018)[2]		
TCE / TA	~8.5%	~9.5%
Leverage Ratio	~8.5%	~9.5%
Tier 1 Capital Ratio	~10%	~11%
Total Risk Based Capital Ratio	~10.5%	~12%

(1) Assumes 900,000 share base offering plus the 15% overallotment option.
(2) Based on management projections, including key transaction assumptions described on page 14.

Overview of Business First Bancshares, Inc.

Overview of Business First Bancshares, Inc.

- **Founded in 2006; headquartered in Baton Rouge, LA**
- **Commercial bank focused on small-to-midsize businesses and their owners and employees**
  - $1.2bn gross loans[1]; $1.3bn total deposits[1]
  - ~23%+ C&I loans and NIB deposits[1]
- **Currently operating in nine Louisiana markets and Dallas, TX**
- **Two successful acquisitions since 2015**
  - American Gateway Bank (2015) helped diversify funding base; NIB deposits have increased 25% since close
  - MBL Bank (2018) was acquired with the goal of accelerating profitability and diversifying business mix
- **Key YTD 2018 Events**
  - Closed MBL Bank acquisition in less than 3 months (01/01/2018)
  - Converted New Orleans and Dallas LPOs into full service banking centers
  - Closed two branches in the Baton Rouge MSA
  - Record Q1'18 financial results
  - Listed on NASDAQ (04/09/18)

Business First Footprint



Business First Banking Centers (18)
Dallas
Shreveport
Lake Charles
Lafayette
Baton Rouge
New Orleans
Houma
Houston
Texarkana
Alexandria
Monroe

(1) As of March 31, 2018.
Data Source: Company Documents, SNL Financial.

BUSINESS FIRST BANK

Our Operating Philosophy Has Been Consistent Since Day 1

Commercial Focus	Recruiting and Retaining Talented Bankers	"High Tech/ High Touch" Model	Disciplined Expansion Criteria
• Small-to-midsize businesses and their owners and employees • Target \$1-\$10mm commercial lending relationships that are typically too small for the larger financial institutions to value but too complex for many community banks • Full suite of treasury and cash management products and services to support lending efforts • ~23%+ C&I loans and NIB deposits	• Experienced and empowered local leadership • Recruit bankers with strong ties to local communities • Offer bankers an entrepreneurial culture combined with a platform of sophisticated banking products and services and efficient credit decisions • Historically successful in recruiting bankers from larger financial institutions as well as local community banks • Recruiting complemented by focus on internal professional development	• "Branch lite" model leveraging current technology for customer convenience • Significant investment in operating platform to support C&I-focused, relationship-based banking • Opportunity for future growth without commensurate increases in operating expense • COO had nearly 20 years experience at BXS, including over 20 systems conversions in connection with bank acquisitions	• In its first 10 years, Business First expanded into eight Louisiana markets, including the six largest metro areas – Founding directors and shareholders were intentionally located throughout Louisiana – 9th Louisiana market, Minden, added this year • New market expansion driven by the identification and recruitment of local banking teams – Example, Dallas market in 2017 • Careful analysis of the market's economy and the population of targeted small-to-mid sized business customers • Experience with both organic and acquisition expansion

Executive Management Team

- Executive team includes a mix of youth and experience which fosters an energetic and collaborative work environment
- Geographic diversification amongst executive management team

Officer	Age	Years in Banking	Year Started at BF	Position with Business First Bank
Jude Melville	43	13	2006	Director, President and Chief Executive Officer
Gregory Robertson	46	23	2011	EVP, Chief Financial Officer
Donald Hingle	57	36	2009	EVP, Chief Credit Executive
Philip Jordan	45	23	2008	EVP, Chief Commercial Officer
Alicia Robertson	49	30	2011	EVP, Chief Retail Officer
Keith Mansfield	41	20	2016	EVP, Chief Operations Officer

Data Source: Company Documents.

Market Presidents

- Business First's Market Presidents have diversified experience at a mix of large, regional and community banks
- Market Presidents serve as important conduits between executive management and the local markets

Market	Market President	Age	Years in Banking	Year Started at BF	Prior Experience
East Baton Rouge	Michael Nizzo	38	15	2008	Investar Iberville Bank Wells Fargo
Shreveport	Jason Siegele	41	20	2006	Regions Hibernia
Northshore	Warren McDonald	51	29	2006	Whitney Bank Regions Bank One
Lake Charles / Lafayette	Poncho Seaford	52	29	2016	J.P. Morgan Chase
Houma	Gloria Navarro	64	36	2010	Capital One
New Orleans	Chris Keene	43	22	2015	First Bank & Trust Whitney Bank
West Baton Rouge	Sonny Gascon	56	15	2010	Plaquemine Bank J.P. Morgan Chase
Dallas	Chris Shaw	40	17	2017	Green Bank BB&T
Minden	Mike Burton	57	33	2018	MBL Regions

Data Source: Company Documents.

BUSINESS FIRST BANK

Corporate History



2006:
Bank opened in Baton Rouge; expanded into the Shreveport market
2007:
Expanded into the Northshore market
2008:
Expanded into the Lafayette market
2009:
Expanded into the Lake Charles market
2010:
Expanded into the Houma market
2011:
Jude Melville named President and CEO in the Spring
2015:
Acquired American Gateway Financial in West Baton Rouge
2015:
Expanded into the New Orleans market
2016:
Opened new headquarters in downtown Baton Rouge
2017:
Expanded into Dallas, TX market
2017:
Announced acquisition of Minden Bancorp and completed $66 million private placement
2018:
Listed on NASDAQ on April 9th under BFST
2018:
Closed the acquisition of Minden Bancorp
2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018

Total Assets ($Millions):												
$110	$392	$546	$667	$657	$652	$681	$684	$685	$1,076	$1,106	$1,321	$1,588[(1)]

(1) As of March 31, 2018. Other periods as of December 31st.
Data Source: SNL Financial, Company Documents.

BUSINESS FIRST BANK

Current Footprint

- **Statewide focus on urban markets**
- **Multiple markets provide diversification of both risk and production opportunities**

Market	Year Entered	# of Facilities	# of Bankers[1]	Total Loans	Total Deposits
East Baton Rouge	2006	7	15	$251,555	$290,850
Shreveport	2006	1	7	194,804	104,485
Northshore	2007	1	4	98,014	50,477
Lafayette	2008	1	4	64,795	68,916
Lake Charles	2009	1	7	96,984	147,246
Houma	2010	1[2]	4	81,725	47,841
New Orleans[3]	2015	1	5	85,889	11,789
West Baton Rouge	2015	2	7	95,282	224,343
Dallas[4]	2017	1	3	25,640	8,472
Minden	2018	2	5	193,296	292,184

Note: Data as of March 31, 2018. Dollars in thousands. The loans and deposit balances by market do not tie to consolidated figures as a result of wholesale deposits, timing differences and other items recorded at the corporate level.
(1) Bankers defined as commercial lenders or banking center managers, who are either retail lenders or business development officers.
(2) Excludes standalone wealth solutions office, which has no FDIC insured deposits. Houma represents the only free-standing wealth solutions location. In other markets, this division is housed in the full service banking centers.
(3) Business First's full-service branch in New Orleans will open on June 4, 2018. Historically, these deposits have been housed in the Northshore branch.
(4) Dallas became a full-service branch on May 14, 2018. Historically, these deposits were housed in the Shreveport location.
Data Source: Company Documents.

Recent Financial Results – Strong FY 2017 & Q1'18

- **FY 2017: Strong Organic Growth**
  - Loan growth of 19.2%
  - Core deposit growth of $137 million, or 18.0%
    - Core deposit growth essentially matched loan growth for 2H'17
  - PTPP income growth of 66.0%
  - Core net income growth of 8.7%
  - Core NIM expansion of 13 bps
  - Operating leverage contributed to an improved efficiency ratio
- **FY 2014 – Q1'18: Combination of Organic and M&A growth**
  - Loan CAGR of 26.3%
  - Core deposit CAGR of 28.5%
  - PTPP CAGR of 29.3%(3)
  - Core net income CAGR of 9.8%(3)
  - Stable core NIM

Gross Loans



$1,300.0
$1,100.0
$900.0
$700.0
$500.0
$558.4
$772.4
$811.1
$975.3
$1,191.5
2014Y
2015Y
2016Y
2017Y
Q1'18

Total Deposits



$1,500.0
$1,300.0
$1,100.0
$900.0
$700.0
$500.0
$587.3
$904.2
$932.8
$1,055.5
$1,307.7
2014Y
2015Y
2016Y
2017Y
Q1'18

Net Income(1)



$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$-
$4.3
$4.0
$4.9
$4.1
$5.3
$5.1
$5.8
$4.8
$3.6
$3.1
2014Y
2015Y
2016Y
2017Y
Q1'18

ROAA(1)



1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
0.62%
0.58%
0.49%
0.41%
0.47%
0.45%
0.48%
0.40%
0.88%
0.77%
2014Y
2015Y
2016Y
2017Y
Q1'18

NIM(2)



5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
3.55%
3.68%
3.47%
3.64%
3.51%
4.01%
3.64%
3.97%
3.86%
2014Y
2015Y
2016Y
2017Y
Q1'18

Efficiency Ratio



90.0%
80.0%
70.0%
60.0%
50.0%
75.9%
81.7%
82.0%
73.7%
73.6%
2014Y
2015Y
2016Y
2017Y
Q1'18

Note: Dollars in millions.

(1) The green shaded areas represent core results, which are non-GAAP financial measures. These core results exclude net pre-tax deal charges associated with the Company's American Gateway acquisition, tax effected at 34% and net pre-tax deal charges associated with the Company's MBL Bank acquisition, tax effected at 21%. 2017 data adjusted for DTA write-down. See reconciliation on page 43 in Appendix.

(2) The blue shaded areas represent the core NIM, which is a non-GAAP financial measure. The core NIM excludes the accretion of the loan discount on loans acquired in the American Gateway and MBL Bank acquisitions. See reconciliation on page 43 in Appendix.

(3) Represents CAGR from FY 2014 – FY 2017.

Data Source: SNL Financial, Company Documents.

BUSINESS FIRST BANK

Quarterly Financial Trends

	For the Quarter Ended,				
	3/31/18	12/31/17	09/30/17	06/30/17	03/31/17
Balance Sheet & Capital					
Total Assets	$1,587,713	$1,321,256	$1,213,831	$1,169,086	$1,158,261
Gross Loans	1,191,450	975,284	937,776	874,506	854,018
Deposits	1,307,738	1,056,533	1,016,094	972,016	963,262
Total Equity	179,994	179,935	120,059	118,813	116,201
Tangible Common Equity / Tangible Assets (1)	9.21 %	13.04 %	9.23 %	9.47 %	9.33 %
Tangible Book Value Per Share (1)	13.90	16.72	16.03	15.85	15.46
Net Loans (Excl. HFS) / Assets	74.4 %	73.2 %	76.5 %	74.0 %	73.0 %
Gross Loans (Excl. HFS) / Deposits	90.4	91.6	91.5	82.4	87.8
NIB Deposits / Deposits	22.8	25.1	26.5	25.1	25.6
C & I / Loans (Excl. HFS)	24.4	26.1	27.9	27.3	26.6
Asset Quality					
Nonperforming Loans (Excl. TDRs)	$15,144	$12,667	$13,463	$11,160	$12,546
Nonperforming Assets (Excl. TDRs)	16,439	12,894	13,730	12,387	13,948
NPLs / Loans (Excl. TDRs)	1.27 %	1.30 %	1.44 %	1.28 %	1.47 %
NPAs / Assets (Excl. TDRs)	1.04	0.98	1.13	1.06	1.20
Reserves / Loans (Excl. HFS)	0.81	0.90	0.99	1.05	0.96
NCOs / Average Loans	(0.03)	0.29	0.02	0.04	0.04
Profitability Ratios					
Net Interest Income	$14,500	$11,589	$10,533	$11,690	$10,560
Provision Expense	474	2,330	247	1,305	365
Noninterest Income	1,735	1,473	1,241	1,600	1,304
Noninterest Expense	11,944	9,708	9,214	9,114	8,766
Pretax Income	3,817	1,024	2,313	2,871	2,743
Income Tax	709	1,886	631	819	767
Net Income	$3,108	($862)	$1,682	$2,052	$1,976
Core Net Income (2)	$3,565	$806	$1,682	$2,052	$1,220
ROAA	0.77 %	(0.26) %	0.57 %	0.70 %	0.70 %
ROAE	6.94	(1.89)	5.61	6.96	6.91
Core ROAA (2)	0.88	0.25	0.57	0.70	0.43
Core ROAE (2)	7.96	1.76	5.63	6.99	4.27
Net Interest Margin	3.97 %	3.87 %	3.82 %	4.34 %	4.04 %
Efficiency Ratio	73.6	74.3	78.5	68.6	73.9
Core Diluted Earnings Per Common Share	0.34	0.08	0.23	0.28	0.17
Dividends Per Common Share	0.06	0.06	0.06	0.06	0.06

Note: Dollars in thousands.
(1) Non-GAAP Financial measure. See reconciliation on page 44 in Appendix.
(2) Non-GAAP Financial measure. See reconciliation on page 43 in Appendix.
Data Source: SNL Financial, Company Documents.

BUSINESS FIRST BANK

Loan Portfolio

- **Commercial lending is primary focus, with C&I representing 23% and Owner Occupied CRE representing 18%**
- **Recent acquisitions have provided portfolio diversification**
- **Energy concentration has decreased from 19.8% of total loans in Q1'15 to 11.2% in Q1'18**
- **Average funded loan amount of approximately $209 thousand**
- **Focus on working capital lines**
  - $138 million of lines of credit, 54% line usage
  - Internally staffed auditing function
- **Robust participation network developed to maintain exposure discipline while growing with best clients**
  - Full-time Director of Correspondent Banking (over 40 years experience, former B1B Market President)
  - 26 banks
  - 55 loans, $84 million sold
  - Over $240 million in participations sold since 2012

As of March 31, 2018(1)



6.6%
16.0%
22.8%
14.3%
4.1%
2.2%
1.2%
15.3%
17.6%

Construction & Land	$191,220	16.0%
1-4 Family	169,935	14.3%
Home Equity Loans	48,835	4.1%
Multi-Family	25,884	2.2%
Farmland	14,498	1.2%
CRE - Owner Occupied	209,669	17.6%
CRE - Income Producing	181,750	15.3%
Commercial	271,505	22.8%
Consumer & Other	78,154	6.6%
Total	$1,191,450	100.0%

Note: Dollars in thousands. All loan data as of March 31, 2018.
(1) Loan composition based on regulatory data.
Data Source: Company Documents.

BUSINESS FIRST BANK

Detailed Loan Composition

- **Owner – Occupied CRE makes up 54% of total CRE lending**
  - C&D and Total CRE concentrations of 125% and 264%, respectively

C&D Composition



6.2%
5.8%
16.7%
6.8%
1.6%
4.2%
6.3%
6.4%
7.9%
19.8%
5.1%
13.2%

C&D Portfolio	
Raw Land	16.7%
Vacant Residential Lots	6.3%
Vacant Commercial Lots	6.4%
Timberland and Farmland	7.9%
Land Development - Residential	13.2%
Residential Construction - OORE	5.1%
Residential Construction - Non OORE	19.8%
Commercial Construction - Retail - Single Tenant	4.2%
Commercial Construction - Retail - Multi Tenant	1.6%
Commercial Construction - Office - OORE	0.0%
Commercial Construction - Office - Non OORE	6.8%
Commercial Construction - Apartment/Multi-Family	5.8%
Commercial Construction - Other	6.2%
Total C&D	100.0%
Average Loan Size	$329

CRE Composition - Owner Occupied



2.6%
18.4%
12.3%
5.2%
3.9%
20.9%
35.0%
1.7%

Owner Occupied CRE Portfolio	
Hotel/Motel	2.6%
Office Building	12.3%
Office/Warehouse	5.2%
Warehouse	3.9%
Retail - Single Tenant	20.9%
Retail - Multi Tenant	1.7%
Commercial Building	35.0%
Other	18.4%
Total CRE - Owner Occupied	100.0%
Average Loan Size	$529

CRE Composition - Income Producing



5.4%
7.1%
18.6%
24.1%
14.7%
7.0%
4.3%
18.8%

Income Producing CRE Portfolio	
Hotel/Motel	7.1%
Office Building	24.1%
Office/Warehouse	7.0%
Warehouse	4.3%
Retail - Single Tenant	18.8%
Retail - Multi Tenant	14.7%
Commercial Building	18.6%
Other	5.4%
Total CRE - Income Producing	100.0%
Average Loan Size	$698

Note: Dollars in thousands. Loan composition and C&D/CRE concentration ratios as of March 31, 2018. Concentration ratios represent bank-level data.
Data Source: Company Documents.

BUSINESS FIRST BANK

Loan Production

- **Business First loans have grown at 26.3% CAGR from 2014 - Q1'18**
  - Since closing on March 31, 2015, the legacy American Gateway portfolio has decreased from $143 million to $45 million
- **Increased production in 2017 primarily driven by:**
  - New lending teams hired during 2016 in the Lake Charles and New Orleans markets, and the re-hiring of the East Baton Rouge Market President
  - A more seasoned credit approval process
  - Flattened production chain of command (removed regional CEO positions) to improve communication/reaction time
  - Increased market visibility for Business First Bank as a result of recent re-branding initiatives
  - Expansion into the Dallas market

Loan Production – New & Renewed Commitments



$750.0
$600.0
$450.0
$300.0
$150.0
$0.0
$75.0
$60.0
$45.0
$30.0
$15.0
$0.0
$191.3
$184.0
$432.2
$398.6
$538.9
$598.0
$695.5
$532.1
$15.9
$15.3
$36.0
$33.2
$44.9
$49.8
$57.9
$44.3
2011Y
2012Y
2013Y
2014Y
2015Y
2016Y
2017Y
Q1'18
Average Monthly Production

Note: Dollars in millions. Q1'18 loan production data represents annualized results.
Data Source: SNL Financial, Company Documents.

BUSINESS FIRST BANK

Strong Credit Performance

- **Credit quality metrics have improved significantly since 2010**
- **FY 2017 NCOs resulted from two previously identified, substandard energy credits**
  - $2.7 million in charge-offs from these two credits
  - Balance of the portfolio had only 0.03% of NCOs / Avg. Loans
- **ALLL/Gross Loans equaled 0.81% at March 31, 2018**
  - ALLL / legacy gross loans (i.e., excluding purchased loans) equals 1.01%

NPLs / Gross Loans



4.00%
3.00%
2.00%
1.00%
0.00%
3.56%
2.45%
1.76%
0.41%
0.54%
1.03%
0.90%
1.30%
1.27%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Y
2017Y
Q1'18

NPAs / Assets



3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
2.51%
1.95%
1.24%
0.55%
0.88%
0.93%
0.77%
0.98%
1.04%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Y
2017Y
Q1'18

NCOs / Avg. Loans



1.40%
1.15%
0.90%
0.65%
0.40%
0.15%
-0.10%
0.78%
1.25%
0.84%
0.12%
0.02%
0.08%
0.04%
0.34%
-0.03%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Y
2017Y(1)
Q1'18

FY 2010 - 2012 Avg.	0.96%
FY 2013 - 2017 Avg.	0.12%
YTD 2018	(0.03%)

Note: NPLs and NPAs exclude TDRs.
(1) Excludes the $600 thousand charge-off required to recognize a purchase discount gain of $2.4 million as a result of the American Gateway transaction.
Data Source: SNL Financial, Company Documents.

BUSINESS FIRST BANK

Strong Credit Performance

- **Classified Assets have decreased by 47% from $45.5 million at Q4'10 to $30.9 million at Q1'18**
- **Past due loans have remained low even with the acquisition of American Gateway and stress in the energy sector in recent years**
- **Beginning in Q4'14, as conditions in the energy sector began to deteriorate, Business First experienced a divergence in its Energy Watch List vs. the rest of its portfolio**

Classified Asset Coverage Ratio(1)



75.0%
60.0%
45.0%
30.0%
15.0%
0.0%
66.7%
42.8%
24.8%
25.4%
31.1%
29.4%
28.6%
16.2%
14.8%
18.94%
9.8%
11.5%
12.6%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Y
2017Y
Q1'18
Classified Asset Coverage Ratio
Classified Assets Coverage Ratio - Ex Enrgy

Past Due Loans / Total Portfolio



1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
0.11%
0.01%
0.24%
0.09%
0.00%
0.13%
0.33%
0.09%
0.40%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Y
2017Y
Q1'18
Past Due Loans

Watch List / Total Portfolio



20.0%
15.0%
10.0%
5.0%
0.0%
13.6%
11.7%
14.5%
7.7%
10.7%
11.6%
8.0%
5.5%
5.1%
13.4%
11.7%
13.8%
7.6%
7.9%
7.2%
4.3%
2.9%
2.7%
2010Y
2011Y
2012Y
2013Y
2014Y
2015Y
2016Y
2017Y
Q1'18
Total WL
Non-Energy WL

(1) Defined as classified assets minus specific reserves divided by risk based capital.
Data Source: Company Documents.

Energy Lending

- **Energy loans accounted for approximately 11.2% of portfolio and 87.1% of bank-level capital as of March 31, 2018**
- **Geographic, loan type and collateral diversification**
  - 13.9% of total energy lending is non-correlated (cash secured, petrochem, retail)
- **Active monitoring of exposures**
  - Quarterly review begun in early 2015 involving executive management, Market Presidents, all lenders and credit team
- **Relationship-based decisions**
  - Average of approximately $663 thousand in deposits per energy relationship

ENERGY PORTFOLIO BY COLLATERAL

COLLATERAL	Total $'s	% of Energy Portfolio
Accounts Receivable & Inventory	$23.9	17.9%
Barges, Crew Boats, Marine Vessels	25.5	19.1%
Equipment	17.9	13.4%
Oil & Gas	8.1	6.0%
CD/Mkt. Securities	3.9	2.9%
All Other	5.7	4.2%
SUB TOTAL C & I	84.9	63.7%
Commercial Real Estate	32.9	24.6%
Consumer Real Estate	14.9	11.2%
Other	0.7	0.5%
SUB TOTAL NON C & I	48.5	36.3%
TOTAL	$133.4	100.0%

Note: Dollars in millions. As of March 31, 2018.
Data Source: Company Documents.

BUSINESS FIRST BANK

Energy Lending – Historical Performance

- **Continued stability of Watch List as economic conditions for the energy sector shows incremental improvement**

	Q1'15	Q2'15	Q3'15	Q4'15	Q1'16	Q2'16	Q3'16	Q4'16	Q1'17	Q2'17	Q3'17	Q4'17	Q1'18
Upstream	$ 6,395	$ 9,242	$ 9,614	$ 13,878	$ 13,927	$ 14,296	$ 14,567	$ 14,392	$ 13,741	$ 14,177	$ 14,094	$ 17,742	$ 17,865
Midstream	16,072	17,465	18,786	17,422	19,413	31,555	34,588	35,024	34,415	32,662	29,381	25,490	24,477
Downstream	13,279	15,091	14,276	14,248	13,676	10,969	10,684	11,766	11,709	11,468	11,237	10,144	9,768
Support / Services	77,520	80,005	78,039	79,313	75,460	76,343	83,043	73,142	69,936	75,707	76,516	80,241	81,325
Non-Oil and Gas	1,663	1,435	672	145	-	-	-	861	-	-	-	-	-
Total Energy Exposure	$ 114,929	$ 123,240	$ 121,388	$ 125,007	$ 122,477	$ 133,163	$ 142,881	$ 135,184	$ 129,802	$ 134,003	$ 131,229	$ 133,617	$ 133,436
% of Total Loans	*19.8%*	*16.6%*	*16.1%*	*16.0%*	*15.4%*	*16.5%*	*17.5%*	*16.5%*	*15.1%*	*15.3%*	*13.9%*	*11.4%*	*11.2%*
% of Total Bank Capital	*135.0%*	*108.2%*	*107.7%*	*110.7%*	*107.9%*	*116.7%*	*123.2%*	*114.7%*	*109.0%*	*110.0%*	*107.0%*	*90.2%*	*87.1%*
Total Committed Energy Loans	$ 145,609	$ 154,420	$ 152,873	$ 160,537	$ 157,298	$ 165,416	$ 191,711	$ 178,290	$ 175,515	$ 175,294	$ 172,237	$ 173,927	$ 172,812
Credit Ratings													
Weighted Average Risk Ratings	3.31	3.24	3.33	3.58	3.64	3.60	3.65	3.74	3.78	3.82	3.84	3.77	3.79
Pass-Watch / Special Mention %	8.3%	7.2%	13.8%	27.1%	24.0%	19.1%	18.3%	16.9%	16.7%	18.2%	18.6%	16.3%	13.8%
Classified %	0.0%	1.3%	1.4%	0.8%	2.6%	4.9%	5.3%	5.6%	5.9%	5.8%	5.8%	5.2%	7.3%
Total Watch List % [1]	8.3%	8.5%	15.2%	27.8%	26.6%	24.0%	23.6%	22.6%	22.6%	24.1%	24.3%	21.5%	21.2%
Past Dues													
Nonaccrual Loans	$ -	$ 1,661	$ 1,661	$ 949	$ 2,071	$ 2,004	$ 1,190	$ 1,125	$ 4,663	$ 4,331	$ 5,969	$ 3,052	$ 3,052
Accruing Past Due	-	-	-	-	-	-	-	-	-	2,642	-	-	-
Total Past Due	$ -	$ 1,661	$ 1,661	$ 949	$ 2,071	$ 2,004	$ 1,190	$ 1,125	$ 4,663	$ 6,974	$ 5,969	$ 3,052	$ 3,052
Total Past Due / Total Energy Loans	*0.0%*	*1.3%*	*1.4%*	*0.8%*	*1.7%*	*1.5%*	*0.8%*	*0.8%*	*3.6%*	*5.2%*	*4.5%*	*2.3%*	*2.3%*
Net Charge Offs	$ -	$ -	$ -	$ 612	$ 390	$ -	$ -	$ 277	$ 8	$ -	$ 147	$ 2,734	$ -
Net Charge Offs / Energy Loans	*0.0%*	*0.0%*	*0.0%*	*0.5%*	*0.3%*	*0.0%*	*0.0%*	*0.2%*	*0.0%*	*0.0%*	*0.1%*	*2.0%*	*0.0%*

Note: Dollars in thousands.
(1) Percentage based on energy loans outstanding.
Data Source: Company Documents.

Deposit Mix

- **Business First's deposit gathering strategy is focused on its commercial lending relationships**
  - In Q2'16, established a relationship pricing model that values deposits and treasury management
  - Recently added an incentive plan for lenders tied to deposit growth
  - All but one of the Top 25 relationships by current loan balance are depositors
- **Of Business First's standalone deposit relationships greater than $1 million, 89% have multiple deposit accounts, a lending relationship or have more than 5 transactions monthly**
- **Organic core deposit growth of 18% in FY 2017[(1)]**
- **American Gateway's and MBL Bank's core deposits and excess liquidity were key rationales for the acquisitions**

Deposit Mix - March 31, 2018



6.4%
22.7%
28.3%
16.7%
25.9%

Non-Interest Bearing	$296,615	22.7%
NOW & Other	218,344	16.7%
MMDA & Savings	338,354	25.9%
Time Deposits	370,470	28.3%
Brokered Deposits[(2)]	83,956	6.4%
Total Deposits	$1,307,739	100.0%

Note: Dollars in thousands.
(1) Core deposits exclude fully insured brokered deposits and time deposits above the insurance limit.
(2) Brokered deposits defined as any deposit accepted from or through a third party, such as a person or company or organization other than the owner of the deposit.
Data Source: Company Documents.

BUSINESS FIRST BANK

Yield / Rate Analysis

- **Balance Sheet is asset sensitive**
- **Stable core NIM[1]**
- **Fixed vs. Variable rate loans[2]**
  - 58% fixed with a weighted average maturity of 4.7 years and 4.73% current rate
    - Approximately 24% of fixed rate loans mature in the next 24 months
  - Variable rate portfolio has a 3.5 year weighted average maturity with a 5.46% current rate[2]



6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
Q1'15 Q2'15 Q3'15 Q4'15 Q1'16 Q2'16 Q3'16 Q4'16 Q1'17 Q2'17 Q3'17 Q4'17 Q1'18
Loan Yield: 4.63% 4.74% 5.45% 5.20% 4.97% 4.83% 5.15% 4.89% 5.34% 5.72% 5.08% 5.22% 5.32
NIM: 3.59% 3.28% 4.04% 3.81% 3.69% 3.47% 3.78% 3.63% 4.04% 4.34% 3.82% 3.87% 3.97%
Core NIM: 3.59% 3.05% 3.76% 3.53% 3.51% 3.37% 3.65% 3.50% 3.54% 3.66% 3.66% 3.69% 3.86%
Cost of Int. Bearing Deposits: 0.70% 0.60% 0.58% 0.58% 0.62% 0.69% 0.75% 0.78% 0.76% 0.83% 0.91% 0.95% 0.91%
Total Cost of Deposits: 0.57% 0.46% 0.44% 0.44% 0.48% 0.54% 0.58% 0.58% 0.57% 0.61% 0.67% 0.70% 0.70%
NIM
Core NIM(1)
Cost of Int. Bearing Deposits
Total Cost of Deposits
Loan Yield
Fiscal Quarters during which the Federal Funds Rate was Increased

Note: Based on GAAP data.

(1) Core NIM is a non-GAAP financial measure. The core NIM excludes the accretion of the loan discount on loans acquired in the American Gateway and MBL Bank acquisitions. See reconciliation page 43 in Appendix.

(2) March 31, 2018 maturity and rate of variable rate loan portfolio excludes approximately $28.3 million of loans acquired from American Gateway.

Data Source: SNL Financial, Company Documents.

BUSINESS FIRST BANK

Interest Rate Positioning / Securities Portfolio

Interest Rate Sensitivity[1]



4.0%
3.0%
2.0%
1.0%
0.0%
-1.0%
-2.0%
-3.0%
-4.0%
3.0%
-3.5%
1.5%
-2.5%
0.3%
-0.1%
-2.2%
1.3%
+300
+200
+100
-100
% Change in Net Interest Income
% Change in Economic Value of Equity

Securities Portfolio[2]

Maturities *(Dollars in Thousands)*	Within One Year Balance	Yield	After One Year but Within Five Years Balance	Yield	After Five Years but Within Ten Years Balance	Yield	After Ten Years Balance	Yield	Total Balance	Yield	Total Amortized Cost
U.S. government agencies:	$1,001	0.96 %	$2,158	1.73 %	$7,355	2.64 %	—	— %	$10,514	2.29 %	$10,683
Corporate bonds:	—	—	6,597	3.02	6,395	4.39	—	—	12,992	3.69	13,069
Mortgage-backed securities:	5	0.2	10,813	1.58	67,064	1.79	69,678	2.38	147,560	2.05	151,810
Municipal securities:	10,315	1.68	32,312	1.93	28,986	2.19	19,600	2.65	91,213	2.14	92,184
Other securities:	—	—	—	—	—	—	709	3.61	709	3.61	793
Total:	**$11,321**	**1.62 %**	**$51,880**	**1.99 %**	**$109,800**	**2.10 %**	**$89,987**	**2.45 %**	**$262,988**	**2.18 %**	**$268,539**

(1) Interest sensitivity simulated change in net interest income and fair value of equity over a 12-month horizon as of December 31, 2017.
(2) As of March 31, 2018.
Data Source: Company Documents.

BUSINESS FIRST BANK

Update on Minden Bancorp Transaction

- **Acquired Minden Bancorp, Inc. (MBL Bank) on January 1, 2018**
  - All cash transaction valued at $76.0mm
  - $323mm in total assets; 1.72% ROAA in FY 2017
- **Closed transaction in under 3 months**
- **Systems conversion planned for July 15, 2018**
- **Transactional Rationale**
  - ✓ Scale – Over $1.5 bn in combined assets at closing
  - ✓ Significantly enhances standalone ROAA
  - ✓ Meaningful EPS accretion
  - ✓ 25%+ IRR
  - ✓ Market familiarity and opportunity
  - ✓ Similar branch lite model
  - ✓ Low cost deposit base plus excess liquidity
  - ✓ Diversifies loan portfolio
  - ✓ Commitments from key personnel

Louisiana

2017 Rank	Institution (ST)	2017 Branches	2017 Deposits ($mm)	2017 Market Share (%)
1	Capital One Financial Corp. (VA)	125	18,463	17.7
2	JPMorgan Chase & Co. (NY)	141	18,171	17.4
3	Hancock Holding Co. (MS)	111	13,726	13.1
4	IBERIABANK Corp. (LA)	72	8,072	7.7
5	Regions Financial Corp. (AL)	101	7,615	7.3
6	Origin Bancorp Inc. (LA)	22	1,683	1.6
7	Home Bancorp Inc. (LA)	36	1,669	1.6
8	BancorpSouth Bank (MS)	35	1,589	1.5
9	Red River Bancshares Inc. (LA)	22	1,525	1.5
10	Gulf Coast B&TC (LA)	20	1,443	1.4
11	First Guaranty Bancshares Inc. (LA)	22	1,420	1.4
12	MidSouth Bancorp Inc. (LA)	35	1,294	1.2
13	Investar Holding Corp. (LA)	21	1,234	1.2
14	**Bus. First Bancshares Inc. (LA)**	**18**	**1,232**	**1.2**

Shreveport-Bossier City, LA (MSA)

2017 Rank	Institution (ST)	2017 Branches	2017 Deposits ($mm)	2017 Market Share (%)
1	Capital One Financial Corp. (VA)	13	1,522	18.5
2	JPMorgan Chase & Co. (NY)	13	1,273	15.5
3	Regions Financial Corp. (AL)	16	1,196	14.6
4	Citizens National Bancshares (LA)	11	749	9.1
5	BancorpSouth Bank (MS)	11	744	9.1
6	Mansfield Bancshares Inc. (LA)	10	414	5.0
7	**Bus. First Bancshares Inc. (LA)**	**3**	**350**	**4.3**
8	Origin Bancorp Inc. (LA)	3	331	4.0
9	Home Fedl Bncp Inc. LA (LA)	7	330	4.0
10	Red River Bancshares Inc. (LA)	7	312	3.8

Note: Deposit market share information as of June 30, 2017. Pro forma for acquisition of MBL Bank.
Data Source: SNL Financial.

Growth Strategy Going Forward

Maintain Disciplined Focus on Business Model

Identify and Recruit Talented Bankers

- Talented commercial bankers will be the primary catalyst for future growth in existing or new markets
- Bankers are attracted to Business First's:
  - Relationship-based approach
  - Sophisticated business banking capabilities
  - Credit culture and process
  - Energy and camaraderie of executive team and Board

Expanding Presence in Existing Markets

- Incentive program tied to deposit growth
- Expand suite of products and services
  - Ex, SBA express loans and correspondent banking
- Selectively add new banking centers
  - Ex, New Orleans and DFW in Q2'18
- DFW Market
  - Targeting attractive submarkets
  - First full-service banking center opened in Addison in May 2018

Opportunistic New Market Expansion

- Focused along the I-10/12 and I-20 corridors
  - DFW, Houston and East Texas to the West
  - Jackson, Gulfport/Biloxi and Mobile to the East
- Target markets
  - Attractive demographics
  - Concentration of small-to-midsize businesses
  - High net worth individuals

Disciplined Acquisition Strategy

- Organic expansion will be the primary strategic focus going forward
- Opportunistically evaluate M&A opportunities in existing footprint and new market expansion area

Appendix

Historical Financial Summary

	For the Year Ended December 31,								Q1
	2010	2011	2012	2013	2014	2015	2016	2017	2018
	Last Year of Initial Expansion	Internally Focused				Current Growth Phase			
Balance Sheet & Capital									
Total Assets	$657,142	$652,241	$681,062	$684,180	$684,502	$1,076,089	$1,105,841	$1,321,256	$1,587,713
Gross Loans	404,550	441,856	460,236	536,045	558,386	772,392	811,131	975,485	1,191,450
Deposits	542,233	541,613	566,328	594,176	587,252	904,236	932,795	1,055,533	1,307,738
Total Equity	59,524	66,269	71,014	71,923	78,845	112,449	113,559	179,935	179,994
Tangible Common Equity / Tangible Assets [1]	9.1 %	10.1 %	10.4 %	10.5 %	11.5 %	10.0 %	9.5 %	13.0 %	9.2 %
Tier 1 Leverage Ratio	9.3	9.8	10.2	10.8	11.2	10.1	9.7	13.5	9.4
Total Capital Ratio	13.9	13.7	13.1	13.1	13.4	12.1	11.6	15.2	11.3
Net Loans (Excl. HFS) / Assets	60.3 %	66.6 %	66.7 %	77.5 %	80.6 %	71.1 %	72.6 %	73.2 %	74.4 %
Gross Loans (Excl. HFS) / Deposits	74.6	81.6	81.3	90.2	95.1	85.4	86.9	92.4	91.1
NIB Deposits / Deposits	4.1	18.4	21.2	20.4	18.6	24.6	24.0	25.1	22.9
C & I / Loans (Excl. HFS)	24.1	25.1	28.8	34.6	33.2	24.0	26.3	26.1	22.8
C&D / Total Risk-Based Capital [2]	107.8 %	73.7 %	84.9 %	69.3 %	73.0 %	84.5 %	80.1 %	118.8 %	124.8 %
CRE / Total Risk-Based Capital [2]	280.6	247.4	249.0	230.2	217.6	234.3	220.2	286.1	264.5
Asset Quality									
NPLs / Loans (Excl. TDRs)	3.56 %	2.45 %	1.76 %	0.41 %	0.54 %	1.03 %	0.90 %	1.30 %	1.27 %
NPAs / Assets (Excl. TDRs)	2.51	1.95	1.24	0.56	0.88	0.93	0.77	0.98	1.04
Reserves / Loans (Excl. HFS)	1.98	1.66	1.28	1.13	1.19	0.94	1.01	0.90	0.81
NCOs / Average Loans	0.78	1.25	0.84	0.12	0.02	0.08	0.04	0.41	(0.03)
Profitability Ratios									
Net Income	$981	$1,080	$3,322	$5,129	$4,033	$4,096	$5,111	$4,848	$3,108
ROAA	0.15 %	0.16 %	0.50 %	0.75 %	0.58 %	0.41 %	0.45 %	0.40 %	0.77 %
ROAE	1.64	1.78	4.96	7.46	5.49	3.89	4.42	3.68	6.94
Net Interest Margin	3.12 %	3.52 %	3.66 %	3.72 %	3.55 %	3.68 %	3.64 %	4.01 %	3.97 %
Efficiency Ratio	78.3	76.7	74.0	78.5	75.9	81.7	82.0	73.7	73.6
Non-Interest Income / Avg. Assets	0.13	0.23	0.24	0.19	0.25	0.32	0.46	0.47	0.43
Non-Interest Expense / Avg. Assets	2.67	2.75	2.76	2.92	2.75	3.05	3.11	3.07	2.96

Note: Dollars in thousands.
(1) Non-GAAP Financial measure. See reconciliation on page 44 in Appendix.
(2) Calculated at the bank level based on FDIC call report data.
Data Source: SNL Financial, Company Documents.

BUSINESS FIRST BANK

Energy Portfolio by Total Past Due – As of March 31, 2018

Past Due Energy Loans by Category and Collateral ($ Millions)							
CATEGORY	Total $'s	% of Energy Portfolio	Total Past Due $	% of Energy Portfolio	Accruing - Past Due 30-59	Accruing - Past Due 60-89	Non-Accruals
Upstream	17.9	13.4%	1.6	1.2%	—	—	1.6
Midstream	24.5	18.3%	—	—	—	—	—
Downstream	9.8	7.3%	—	—	—	—	—
Support/Service	81.3	60.9%	1.5	1.1%	—	—	1.5
TOTAL	133.4	100.0%	3.1	2.3%	—	—	3.1
COLLATERAL	Total	% of Energy Portfolio	Total Past Due $	% of Energy Portfolio	Accruing - Past Due 30-59	Accruing - Past Due 60-89	Non-Accruals
Accounts Receivable & Inventory	23.9	17.9%	—	—	—	—	—
Barges, Crew Boats, Marine Vessels	25.5	19.1%	1.5	1.1%	—	—	1.5
Equipment	17.9	13.4%	—	—	—	—	—
Oil & Gas	8.1	6.0%	1.6	1.2%	—	—	1.6
Commercial Real Estate	32.9	24.6%	—	—	—	—	—
Consumer Real Estate	14.9	11.2%	—	—	—	—	—
CD/Mkt. Securities	3.9	2.9%	—	—	—	—	—
All Other (C & I and Non C & I)	6.4	4.8%	—	—	—	—	—
TOTAL	133.4	100.0%	3.1	2.3%	—	—	3.1

Data Source: Company Documents.

BUSINESS FIRST BANK

Energy Portfolio by Risk Rating – As of March 31, 2018

Energy Loans by Risk Rating and Category ($ Millions)										
RISK RATING	RR #	Upstream	Midstream	Downstream	Support/ Service	Current Quarter		Previous Quarter	
						Total $	% of Energy	Total $	% of Energy
Cash Secured	1	0.0	—	3.3	0.3	3.6	2.7%	3.6	2.7%
Superior	2	0.7	1.3	0.5	1.7	4.2	3.1%	5.2	3.9%
Acceptable	3	8.4	9.2	5.9	25.5	48.9	36.7%	47.2	35.3%
Pass	4	7.0	14.0	—	27.4	48.5	36.3%	49.0	36.6%
TOTAL PASS RATED		16.1	24.5	9.7	54.9	105.2	78.8%	104.9	78.5%
Pass/Watch	4W	—	—	—	1.8	1.8	1.3%	1.7	1.2%
Other Assets Especially Mentioned	5	0.2	—	0.1	16.4	16.7	12.5%	20.1	15.0%
Substandard	6	—	—	—	6.7	6.7	5.1%	3.9	2.9%
Doubtful	7	1.6	—	—	1.5	3.1	2.3%	3.1	2.3%
TOTAL		17.9	24.5	9.8	81.3	133.4	100.0%	133.6	100.0%

Data Source: Company Documents.

BUSINESS FIRST BANK

Energy Portfolio by Risk Rating – As of March 31, 2018

Energy Loans by Risk Rating and Collateral ($ Millions)										
RISK RATING	RR#	C & I	Commercial Real Estate	Consumer Real Estate	CD/ Mkt Securities	All Other	Current Quarter Total $	Current Quarter % of Energy	Previous Quarter Total $	Previous Quarter % of Energy
Cash Secured	1	—	—	—	3.6	—	3.6	2.7%	3.6	2.7%
Superior	2	0.8	0.2	1.2	0.3	1.6	4.2	3.1%	5.1	3.8%
Acceptable	3	23.4	20.0	2.4	—	3.1	48.9	36.7%	47.2	35.3%
Pass	4	34.2	5.5	7.8	—	1.0	48.5	36.3%	49.0	36.6%
TOTAL PASS RATED		58.5	25.7	11.4	3.9	5.7	105.2	78.8%	104.9	78.5%
Pass /Watch	4W	1.8	—	—	—	—	1.8	1.3%	1.7	1.2%
Other Assets Especially Mentioned	5	9.2	3.3	3.5	—	0.7	16.7	12.5%	20.1	15.0%
Substandard	6	2.9	3.9	—	—	—	6.7	5.1%	3.9	2.9%
Doubtful	7	3.1	—	—	—	—	3.1	2.3%	3.1	2.3%
TOTAL		75.4	32.9	14.9	3.9	6.4	133.4	100.0%	133.6	100.0%

Data Source: Company Documents.

BUSINESS FIRST BANK

Reconciliation of Non-GAAP Financial Measures

Core Net Income, ROAA, NIM									
	For the Year Ended December 31,				Fiscal Quarter				
	2014	2015	2016	2017	Q1'18	Q4'17	Q3'17	Q2'17	Q1'17
Core Net Income:									
Net Income	$ 4,033	$ 4,096	$ 5,111	$ 4,848	$ 3,108	$ (862)	$ 1,682	$ 2,052	$ 1,976
Adjustments:									
Sale of Participation Interest in Impaired Credit	$ -	$ -	$ -	$ (756)	$ -	$ -	$ -	$ -	$ (756)
Deferred Tax Asset write-down	$ -	$ -	$ -	$ 1,668	$ -	$ 1,668	$ -	$ -	$ -
MBL and AGFC Acquisition deal charges, tax effected at 21% and 34%, respectivley	$ 317	$ 758	$ 187	$ -	$ 457	$ -	$ -	$ -	$ -
Core Net Income	$ 4,350	$ 4,854	$ 5,298	$ 5,760	$ 3,565	$ 806	$ 1,682	$ 2,052	$ 1,220
Core Return on Average Assets:									
Net Income	$ 4,033	$ 4,096	$ 5,111	$ 4,848	$ 3,108	$ (862)	$ 1,682	$ 2,052	$ 1,976
Core Net Income	$ 4,350	$ 4,854	$ 5,298	$ 5,760	$ 3,565	$ 806	$ 1,682	$ 2,052	$ 1,220
Average Assets	$ 696,895	$ 999,487	$ 1,127,773	$ 1,199,788	$ 1,614,750	$ 1,303,175	$ 1,187,553	$ 1,173,442	$ 1,136,140
ROAA	0.58%	0.41%	0.45%	0.40%	0.77%	-0.26%	0.57%	0.70%	0.70%
Core ROAA	0.62%	0.49%	0.47%	0.48%	0.88%	0.25%	0.57%	0.70%	0.43%
ROAE	5.5%	3.9%	4.4%	3.7%	6.9%	-1.9%	5.6%	7.0%	6.9%
Core ROAE	5.9%	4.6%	4.6%	4.4%	8.0%	1.8%	5.6%	7.0%	4.3%
Core Net Interest Margin:									
Net Interest Income	$ 23,524	$ 34,150	$ 37,592	$ 44,372	$ 14,500	$ 11,589	$ 10,533	$ 11,690	$ 10,560
Adjustments:									
MBL and AGFC loan purchase discount accretion	-	(1,961)	(1,363)	(4,135)	(385)	(545)	(441)	(1,842)	(1,308)
Core Net Interest Income	$ 23,524	$ 32,189	$ 36,229	$ 40,237	$ 14,115	$ 11,044	$ 10,092	$ 9,848	$ 9,252
Average Interest-earning Assets	$ 663,136	$ 927,484	$ 1,032,618	$ 1,106,123	$ 1,460,878	$ 1,197,415	$ 1,104,373	$ 1,077,529	$ 1,045,161
Net Interest Margin	3.55%	3.68%	3.64%	4.01%	3.97%	3.87%	3.82%	4.34%	4.04%
Core Net Interest Margin	3.55%	3.47%	3.51%	3.64%	3.86%	3.69%	3.66%	3.66%	3.54%

Note: Dollars in thousands.
Data Source: Company Documents.

Reconciliation of Non-GAAP Financial Measures

TCE / TBV

	Fiscal Quarter				
	Q1'18	Q4'17	Q3'17	Q2'17	Q1'17
Tangible Common Equity / Tangible Assets:					
Tangible Common Equity					
Total Shareholders' Equity	$ 179,994	$ 179,935	$ 120,059	$ 118,813	$ 116,201
Adjustments:					
Goodwill	(32,816)	(6,824)	(6,824)	(6,824)	(6,824)
Core deposit and other intangibles	(4,366)	(2,003)	(2,072)	(2,141)	(2,210)
Total Tangible Common Equity	$ 142,812	$ 171,108	$ 111,163	$ 109,848	$ 107,167
Tangible Assets					
Total Assets	$ 1,587,713	$ 1,321,256	$ 1,213,831	$ 1,169,086	$ 1,158,261
Adjustments:					
Goodwill	(32,816)	(6,824)	(6,824)	(6,824)	(6,824)
Core deposit and other intangibles	(4,366)	(2,003)	(2,072)	(2,141)	(2,210)
Total Tangible Assets	$ 1,550,531	$ 1,312,429	$ 1,204,935	$ 1,160,121	$ 1,149,227
Common Equity to Total Assets	11.3%	13.6%	9.9%	10.2%	10.0%
Tangible Common Equity to Tangible Assets	9.2%	13.0%	9.2%	9.5%	9.3%
Tangible Book Value per Share:	$ 13.90	$ 16.72	$ 16.03	$ 15.85	$ 15.46
Tangible Common Equity					
Total Shareholders' Equity	$ 179,994	$ 179,935	$ 120,059	$ 118,813	$ 116,201
Adjustments:					
Goodwill	(32,816)	(6,824)	(6,824)	(6,824)	(6,824)
Core deposit and other intangibles	(4,366)	(2,003)	(2,072)	(2,141)	(2,210)
Total Tangible Common Equity	$ 142,812	$ 171,108	$ 111,163	$ 109,848	$ 107,167
Common shares outstanding	10,271,931	10,232,495	6,932,570	6,932,570	6,932,570
Book Value per Common Share	$ 17.52	$ 17.58	$ 17.32	$ 17.14	$ 16.76
Tangible Book Value per Common Share	$ 13.90	$ 16.72	$ 16.03	$ 15.85	$ 15.46

Note: Dollars in thousands except per share data
Data Source: Company Documents.

Reconciliation of Non-GAAP Financial Measures

TCE / TBV	For the Year Ended December 31,							
	2010	2011	2012	2013	2014	2015	2016	2017
Tangible Common Equity / Tangible Assets:								
Tangible Common Equity								
Total Shareholders' Equity	$ 59,524	$ 66,269	$ 71,014	$ 71,923	$ 78,845	$ 112,449	$ 113,559	$ 179,935
Adjustments:								
Goodwill			-	-	-	(3,376)	(6,824)	(6,824)
Core deposit and other intangibles		(618)	(521)	-	-	(2,555)	(2,279)	(2,003)
Total Tangible Common Equity	$ 59,524	$ 65,651	$ 70,493	$ 71,923	$ 78,845	$ 106,518	$ 104,456	$ 171,108
Tangible Assets								
Total Assets	$ 657,142	$ 652,241	$ 681,062	$ 684,180	$ 684,502	$ 1,076,089	$ 1,105,841	$ 1,321,256
Adjustments:								
Goodwill	-	-	-	-	-	(3,376)	(6,824)	(6,824)
Core deposit and other intangibles	-	(618)	(521)	-	-	(2,555)	(2,279)	(2,003)
Total Tangible Assets	$ 657,142	$ 651,623	$ 680,541	$ 684,180	$ 684,502	$ 1,070,158	$ 1,096,738	$ 1,312,429
Common Equity to Total Assets	9.1%	10.2%	10.4%	10.5%	11.5%	10.4%	10.3%	13.6%
Tangible Common Equity to Tangible Assets	9.1%	10.1%	10.4%	10.5%	11.5%	10.0%	9.5%	13.0%
Tangible Book Value per Share:								
Tangible Common Equity								
Total Shareholders' Equity	$ 59,524	$ 66,269	$ 71,014	$ 71,923	$ 78,845	$ 112,449	$ 113,559	$ 179,935
Adjustments:								
Goodwill	-	-	-	-	-	(3,376)	(6,824)	(6,824)
Core deposit and other intangibles	-	(618)	(521)	-	-	(2,555)	(2,279)	(2,003)
Total Tangible Common Equity	$ 59,524	$ 65,651	$ 70,493	$ 71,923	$ 78,845	$ 106,518	$ 104,456	$ 171,108
Common shares outstanding	5,281,557	5,299,870	5,302,870	5,314,925	5,314,925	7,035,913	6,916,673	10,232,495
Book Value per Common Share	$ 11.27	$ 12.50	$ 13.39	$ 13.53	$ 14.83	$ 15.98	$ 16.42	$ 17.58
Tangible Book Value per Common Share	$ 11.27	$ 12.39	$ 13.29	$ 13.53	$ 14.83	$ 15.14	$ 15.10	$ 16.72

Note: Dollars in thousands except per share data
Data Source: Company Documents.

BUSINESS FIRST BANK

Reconciliation of Non-GAAP Financial Measures

Quarterly Core NIM	Q1'15	Q2'15	Q3'15	Q4'15	Q1'16	Q2'16	Q3'16	Q4'16	Q1'17	Q2'17	Q3'17	Q4'17	Q1'18
Core Net Interest Margin:													
Net Interest Income	$ 6,166	$ 8,562	$ 9,916	$ 9,506	$ 9,431	$ 9,101	$ 9,742	$ 9,318	$ 10,560	$ 11,690	$ 10,533	$ 11,589	$ 14,500
Adjustments:													
AGFC loan purchase discount accretion	-	(600)	(682)	(679)	(454)	(254)	(325)	(330)	(1,308)	(1,842)	(441)	(545)	(221)
MBL loan purchase discount accretion	-	-	-	-	-	-	-	-	-	-	-	-	(163)
Core Net Interest Income	$ 6,166	$ 7,962	$ 9,234	$ 8,827	$ 8,977	$ 8,847	$ 9,417	$ 8,988	$ 9,252	$ 9,848	$ 10,092	$ 11,044	$ 14,115
Average Interest-earning Assets	$687,014	$1,042,836	$981,054	$999,005	$1,023,466	$1,049,559	$1,031,322	$1,026,126	$1,045,161	$1,077,529	$1,104,373	$1,197,415	$1,460,878
Net Interest Margin	3.59%	3.28%	4.04%	3.81%	3.69%	3.47%	3.78%	3.63%	4.04%	4.34%	3.82%	3.87%	3.97%
Core Net Interest Margin	3.59%	3.05%	3.76%	3.53%	3.51%	3.37%	3.65%	3.50%	3.54%	3.66%	3.66%	3.69%	3.86%

Note: Dollars in thousands.
Data Source: Company Documents.